Gold Standard Enters Into a Letter of Intent to Acquire Changan
                   International Limited

SALT LAKE CITY, UT -- (BUSINESS WIRE) - December 6, 2006 - Gold Standard, Inc. (OTCBB: GOLS) announced today that on December 5, 2006, it entered into a Letter of Intent to acquire Changan International Limited, a corporation organized under the laws of Hong Kong ("Changan"), in consideration of the issuance of 60,000,000 shares of common stock that are "restricted securities" as defined in Rule 144 of the Securities and Exchange Commission.

The transaction is subject to completion of due diligence by each of the parties, negotiating and entering into a definitive acquisition agreement, board and other approvals and other conditions to close the transaction by year end. No assurance can be given that the parties will enter into a definitive agreement on these or any other terms or that the transaction will close.

About Gold Standard: Gold Standard has no current business operations or assets; its current sole business is to seek to acquire, by formation, acquisition, merger or reorganization, a business enterprise that will be beneficial to it and its stockholders.

About Changan: Changan is a holding company that owns 61% of the equity in Harbin Hongbo Environment Protection, Inc. ("Hongbo"). Hongbo is located in Harbin, China. It is engaged in the development, manufacture and sale of environmentally-friendly construction materials. Currently, Hongbo utilizes recycled plastic and coal ash to manufacture wall board and well covers.

Forward Looking Statements:

This release contains forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to the possibility that some or all of the pending matters and transactions considered by Gold Standard may not proceed as contemplated, and by all other matters specified in Gold Standard's filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to risk and uncertainty. Gold Standard does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Gold Standard's filings with the Securities and Exchange Commission, including its most recent periodic report.

Contact:

  Scott L. Smith, President, at: 801-328-4452.